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                     MICHIGAN WISCONSIN PIPE LINE COMPANY

                         Certificate as to Resolution
                        Adopted By Board of Directors


    Michigan Wisconsin Pipe Line Company, a corporation organized and existing under the laws of the State of Delaware, by one of its Vice Presidents and its Secretary, hereby certifies that at a regular quarterly meeting of the Board of Directors of said Corporation held May 12, 1980, the following preambles and resolutions were duly adopted:


    WHEREAS, by Amendment of the Certificate of Incorporation of this Corporation adopted September 18, 1975, 10,000,000 shares of Cumulative Preferred Stock of the Corporation, par value $1.00 per share, were authorized, divisible into and issuable in series; and

    WHEREAS, in and by paragraph 2 of Division A of said Amendment, authority was expressly vested in the Board of Directors pursuant to Section 151 of the General Corporation Law of the State of Delaware (Title 8, Chapter 1, Revised Code of Delaware of 1953, as amended), to fix and determine:

        a. the distinctive serial designation and the number of shares constituting a series;

        b.  the dividend rate or rates;

        c. certain voting powers, full or limited, if any, of the shares of the series;

        d. whether the shares are redeemable and, if so, the time or times, price or prices, or rate or rates, and with such adjustments, at which, and the terms and conditions (except as fixed in paragraph 5 of Division A of said Amendment) on which, the shares may be redeemed;

        e. the amount or amounts payable on the shares in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation prior to any payment or distribution of the assets of the Corporation to any class or classes of stock of the Corporation ranking junior to the Cumulative Preferred Stock;

        f. whether the shares are entitled to the benefit of a sinking, purchase or analogous fund to be applied to the purchase or redemption of shares of the series and, if so entitled, the amount of the fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through application of the fund;

        g. whether the shares are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class of stock of the Corporation and, if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof at which conversion or exchange may be made, and any other terms and conditions of conversion or exchange; and

        h. any other preferences, privileges and power, and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions as may be deemed advisable by the Board of Directors and as are not inconsistent with the provisions of the Certificate of Incorporation; and


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    WHEREAS, this Board now desires to fix and determine such matters with respect to the fourth series of Cumulative Preferred Stock known as Cumulative Preferred Stock, $12.00 Series, consisting of 400,000 shares;

NOW, THEREFORE, BE IT RESOLVED as follows:

        a. Establishment of Series and Designation thereof. There shall be and hereby is established a series of Cumulative Preferred Stock, the serial designation of the shares of which shall be, and the shares of which shall be known as, Cumulative Preferred Stock, $12.00 Series. Such series shall be a closed series consisting of 400,000 shares of Cumulative Preferred Stock.

        b. Rate of Dividend. The rate of preferential dividends on the shares of Cumulative Preferred Stock, $12.00 Series, shall be $12.00 per share per annum, which, as to each share of the Cumulative Preferred Stock, $12.00 Series, shall be cumulative from and including the date of issue of such share.

        c. Price at Which Redeemable. The shares of Cumulative Preferred Stock, $12.00 Series, shall be redeemable at the option of the Corporation at any time, or from time to time, after the issue thereof at the following applicable prices per share during the respective 12-month periods ending July 31, of the years indicated,

                1981  . . . . . . . . . . . .  $112.00            1990  . . . . . . . . . .  $106.32
                1982  . . . . . . . . . . . .   111.37            1991  . . . . . . . . . .   105.68
                1983  . . . . . . . . . . . .   110.74            1992  . . . . . . . . . .   105.05
                1984  . . . . . . . . . . . .   110.11            1993  . . . . . . . . . .   104.42
                1985  . . . . . . . . . . . .   109.47            1994  . . . . . . . . . .   103.79
                1986  . . . . . . . . . . . .   108.84            1995  . . . . . . . . . .   103.16
                1987  . . . . . . . . . . . .   108.21            1996  . . . . . . . . . .   102.53
                1988  . . . . . . . . . . . .   107.58            1997  . . . . . . . . . .   101.89
                1989  . . . . . . . . . . . .   106.95            1998  . . . . . . . . . .   101.26
                                                                  1999  . . . . . . . . . .   100.63

    and at $100.00 per share on or after August 1, 1999; plus, in each case, an amount equivalent to preferential dividends at the rate aforesaid accrued and unpaid to the date of redemption, provided, however, that, no shares of Cumulative Preferred Stock, $12.00 Series, shall be redeemed prior to August 1, 1990 if such redemption is the result of, a part of or in anticipation of any refunding operation involving application, directly or indirectly, of funds derived or to be derived, in whole or in part, from any indebtedness of the Corporation, or from any issuance and sale of shares of any series or class of stock of the Corporation ranking senior to the Common Stock, par value $100 per share, of the Corporation upon dissolution or liquidation or as to dividends, whether such stock is now existing or hereafter authorized or issued, if such indebtedness or stock has an annual cost of money to the Corporation, computed in accordance with generally accepted financial practice, of less than 12% per annum (in the case of indebtedness, stated as the interest rate and giving effect to all commissions and expenses and to the amortization of any premium or discount of the borrowing, in the case of stock, stated as the dividend rate and giving effect to all commissions and expenses and to the amortization of any premium or discount of the issuance and sale thereof and in the case of both indebtedness and stock not giving effect to the deductibility for federal income tax purposes (if any) by the Corporation of interest or dividends paid thereon by the Corporation). The shares of Cumulative

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    Preferred Stock, $12.00 Series, shall be redeemable at any time on or after August 1, 1986 for purposes of the sinking fund hereinafter provided at the price of $100.00 per share plus an amount equivalent to preferential dividends at the rate aforesaid accrued and unpaid to the date of redemption.

        d. Sinking Fund. Beginning on August 1, 1986 and ending on August 1, 1999, on each August 1, the Corporation shall, subject to the restrictions contained in Article IV of its Certificate of Incorporation, as amended, or contained in any mortgage or loan agreement entered into by the Corporation, acquire by redemption thereof at the sinking fund redemption price, and shall retire 21,336 shares of Cumulative Preferred Stock, $12.00 Series and on August 1, 2000, the Corporation shall, subject to the restrictions contained in Article IV of its Certificate of Incorporation, as amended, or contained in any mortgage or loan agreement entered into by the Corporation, acquire by redemption thereof at the sinking fund redemption price, and shall retire 21,296 shares of Cumulative Preferred Stock, $12.00 Series or, in each case, the number of shares of such series outstanding, whichever shall be less; provided, however, that the obligation hereunder shall be cumulative so that if the Corporation shall be prevented by the restrictions contained in Article IV of its Certificate of Incorporation, as amended, or contained in any mortgage or loan agreement entered into by the Corporation, or for any other reason, from acquiring during any 12-month period the number of shares of Cumulative Preferred Stock, $12.00 Series, which in the absence of such restrictions it would be required to acquire during such period, then, although the Corporation shall not be deemed to have defaulted in the performance of the requirements of this paragraph d, it shall be and remain deficient in such performance, and such deficiency shall be made good as soon as practicable. The Corporation may, at its option, call for redemption at the sinking fund redemption price on any such August 1, up to an additional 21,336 shares of Cumulative Preferred Stock, $12.00 Series; provided, however, that (i) such option shall not be cumulative, (ii) the exercise of such options shall not operate to reduce the amount of any subsequent mandatory annual sinking fund obligation, and (iii) no more than 25% of the shares of Cumulative Preferred Stock, $12.00 Series, issued pursuant to this resolution may, in the aggregate, be redeemed pursuant to such option.

        e. Pro Rata Redemption. Each redemption of shares of Cumulative Preferred Stock, $12.00 Series, shall be made on a pro rata basis, as nearly as possible, among all holders thereof at the time of such redemption in the same proportion that each such holder's then respective holdings of shares of such series shall bear to the aggregate number of shares of such series then outstanding; provided, however, that the Corporation shall not be required to redeem any fractional shares, and shares of such series to be redeemed from any holder thereof may be rounded to the nearest full share. No redeemed share of Cumulative Preferred Stock $12.00 Series, shall be reissued as a share of Cumulative Preferred Stock, $12.00 Series.

        f. Liquidation Amounts. The amount payable on each share of the Cumulative Preferred Stock, $12.00 Series, (i) in the event of voluntary liquidation, dissolution or winding up of the Corporation shall be $112.00 per share if the date fixed for payment shall occur any time prior to August 1, 1981 and an amount equal to the optional redemption price thereof applicable at the date fixed for payment if the date fixed for the payment shall be August 1, 1981 or thereafter, and (ii) in the event of the involuntary liquidation, dissolution or winding up of the Corporation shall be $100.00, plus in each case the amount of accrued and unpaid dividends, if any, thereon to the date fixed for payment, and

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    no more.

        g. Restriction on Issue of Additional Cumulative Preferred Stock or Senior or Parity Stock. So long as any shares of the Cumulative Preferred Stock, $12.00 Series, are outstanding, the Corporation shall not, without the consent of holders of at least a majority of the outstanding shares of Cumulative Preferred Stock, $12.00 Series, issue any shares of Cumulative Preferred Stock (except for the purpose of refunding shares of Cumulative Preferred Stock at the time outstanding with shares of such stock of a like aggregate involuntary liquidation preference), or issue any stock ranking senior to or on a parity with the Cumulative Preferred Stock upon dissolution or liquidation or as to dividends, or issue any obligation or security payable in or convertible into shares of Cumulative Preferred Stock or such senior or parity stock, unless

            (i) the gross income of the Corporation available for interest and dividends for a period of 12 consecutive calendar months out of the 15 calendar months immediately preceding such issue shall amount to at least 1-1/2 times the sum of (x) the interest charges paid or accrued during such 12-month period (excluding interest charges on indebtedness to be retired by the application of the proceeds from issuance of such shares) and (y) the total annual dividend requirements of all shares of Cumulative Preferred Stock and of any stock ranking senior to or on a parity with the Cumulative Preferred Stock upon dissolution or liquidation or as to dividends, to be outstanding after giving effect to such issue; and

            (ii) after giving effect to such issue, the consolidated net assets of the Corporation shall amount to at least 225% of the aggregate involuntary liquidation preference of all Cumulative Preferred Stock, and of any stock ranking senior to or on a parity with the Cumulative Preferred Stock upon dissolution or liquidation or as to dividends, then to be outstanding.

            For the purposes hereof the meanings below assigned shall control: The "gross income of the Corporation available for interest and dividends" for any period means the consolidated net income of the Corporation and its consolidated subsidiary companies for such period, determined in accordance with such system of accounts as may be prescribed by governmental authorities having jurisdiction in the premises or, in the absence thereof, in accordance with sound accounting practice, but in any case crediting to consolidated net income all amounts of interest actually charged to construction for the period in question and all interest actually paid or accrued during such period by the Corporation.

            The "consolidated net assets of the Corporation" shall be determined in accordance with sound accounting practice, but in making such determination there shall be deducted any capital stock expense and all liabilities (other than capital, stock premiums, unamortized investment tax credit and surplus accounts) and reserves.

            For purposes of this paragraph g, obligations or securities payable in or convertible into shares of Cumulative Preferred Stock or in or into shares ranking senior to or on a parity with the Cumulative Preferred Stock upon dissolution or liquidation or as to dividends, shall be treated as though such shares had been issued in payment or upon conversion of such obligations or securities.

        h.  Restriction on Dividends on and Acquisition of Junior Stock. So

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    long as any shares of Cumulative Preferred Stock, $12.00 Series, are outstanding, no dividend shall be paid or declared, or other distribution made, on shares of any class ranking junior to the Cumulative Preferred Stock as to dividends, nor shall any shares of any class ranking junior to the Cumulative Preferred Stock upon dissolution or liquidation or as to dividends be purchased, redeemed or otherwise acquired for a consideration, if after giving effect to such dividend, distribution, purchase, redemption or acquisition, the consolidated net assets of the Corporation shall be less than 225% of the aggregate involuntary liquidation preference of all the outstanding Cumulative Preferred Stock and of any stock ranking senior to or on a parity with the Cumulative Preferred Stock upon dissolution or liquidation or as to dividends, provided, however, that the restrictions of this paragraph h shall not apply to (i) the declaration and payment of dividends on shares of any class ranking junior to the Cumulative Preferred Stock as to dividends, if payable solely in shares of any class ranking junior to the Cumulative Preferred Stock upon dissolution or liquidation and as to dividends, (ii) the payment of dividends on shares of any class ranking junior to the Cumulative Preferred Stock as to dividends, to the extent that equivalent moneys are reinvested by the recipients of such dividends in shares of such junior class upon receipt of such dividends,
    (iii) the acquisition of any shares of any class ranking junior to the Cumulative Preferred Stock upon dissolution or liquidation or as to dividends through application of proceeds of any shares of any class ranking junior to the Cumulative Preferred Stock upon dissolution or liquidation and as to dividends sold at or about the time of such acquisition, or (iv) the transfer of any amount from surplus to stated capital attributable to junior stock.

        i. No Conversion Privilege. The shares of Cumulative Preferred Stock, $12.00 Series, shall not be convertible into other shares or securities of the Corporation.

    Said Corporation, by one of its Vice Presidents and its Secretary, hereby further certifies that the issuance of 400,000 shares of the Cumulative Preferred Stock, $12.00 Series, has been authorized by the Board of Directors of said Corporation.


























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    IN WITNESS WHEREOF, Said Michigan Wisconsin Pipe Line Company has caused this certificate to be executed by R.A. Waters, a Vice President, and by C.J. McInerney, Secretary, and its corporate seal to be hereunto affixed this 13th day of May, 1980.

                                       MICHIGAN WISCONSIN PIPE LINE COMPANY



                                       By________________________________
                                           Vice President and Treasurer

(Corporate Seal)




Attest:



______________________
Secretary

                                       MICHIGAN WISCONSIN PIPE LINE COMPANY



                                       By________________________________
                                             Vice President and Treasurer

(Corporate Seal)




Attest:



______________________
Secretary





















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                     MICHIGAN WISCONSIN PIPE LINE COMPANY

                          CERTIFICATE OF CORRECTION


           MICHIGAN WISCONSIN PIPE LINE COMPANY, a corporation organized and existing under the laws of the State of Delaware, by one of its Vice

Presidents and its Secretary,

           DOES HEREBY CERTIFY:

     1.    The name of the corporation is MICHIGAN WISCONSIN PIPE LINE

COMPANY.

     2.    A Certificate Designating Cumulative Preferred Stock, $12.00

Series, was filed with the Secretary of State of Delaware on May 19, 1980 and was recorded on May 19, 1980 and appears in Incorporation Record C, Vol.

133, page 688 in the office of the Recorder of Deeds of New Castle County and said Certificate requires correction of an inaccuracy as permitted by

Subsection (f) of Section 103 of the General Corporation Law of the State of

Delaware.

     3.    The inaccuracy in said Certificate to be corrected is as follows:

           The number 21,336 appearing in two places in paragraph d (Sinking Fund) of the Resolution contained in said
           Certificate should be 26,670; the number 21,296 appearing in one place in said paragraph should be 26,620.

     4. Paragraph d of the Resolution contained in said Certificate is set forth in corrected form as follows:

           d. Sinking Fund. Beginning on August 1, 1986 and ending on August 1, 1999, on each August 1, the Corporation shall, subject to the restrictions contained in Article IV of its Certificate of Incorporation, as amended, or contained in any mortgage or loan agreement entered into by the Corporation, acquire by redemption thereof at the sinking fund redemption price, and shall retire 26,670 shares of Cumulative Preferred Stock, $12.00 Series, and on August 1, 2000, the Corporation shall, subject to the restrictions contained in Article IV of its Certificate of Incorporation, as amended, or contained in any mortgage or loan agreement entered into by the Corporation, acquire by redemption thereof at the sinking fund redemption price, and shall retire 26,620 shares of Cumulative Preferred Stock, $12.00 Series, or, in each case, the number of shares of such series outstanding, whichever shall be less; provided, however, that the obligation hereunder shall be cumulative so that if the Corporation shall be

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           prevented by the restrictions contained in Article IV
           of its Certificate of Incorporation, as amended, or contained in any mortgage or loan agreement entered into by the Corporation, or for any other reason, from acquiring during any 12-month period the number of shares of Cumulative Preferred Stock, $12.00 Series, which in the absence of such restrictions it would be required to acquire during such period, then, although the Corporation shall not be deemed to have defaulted in the performance of the requirements of this paragraph d, it shall be and remain deficient in such performance, and such deficiency shall be made good as soon as practicable. The Corporation may, at its option, call for redemption at the sinking fund redemption price on any such August 1, up to an additional 26,670 shares of Cumulative Preferred Stock, $12.00 Series; provided, however, that (i) such option shall not be cumulative, (ii) the exercise of such option shall not operate to reduce the amount of any subsequent mandatory annual sinking fund obligation, and (iii) no more than 25% of the shares of Cumulative Preferred Stock, $12.00 Series, issued pursuant to this resolution may, in the aggregate, be redeemed pursuant to such option.

     IN WITNESS WHEREOF, said MICHIGAN WISCONSIN PIPE LINE COMPANY has caused this Certificate to be signed by R. A. Waters, a Vice President, and

C. J. McInerney, its Secretary, and its corporate seal to be hereunto affixed this 11th day of June, 1980.


                                       MICHIGAN WISCONSIN PIPE LINE COMPANY

                                       By__________________________________
                                                          Vice President

ATTEST:


By_______________________________
                     Secretary